UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)      July 22, 2004

DEB SHOPS, INC.

(Exact Name of Registrant as specified in its charter)

Pennsylvania	0-12188	23-1913593

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9401 Blue Grass Road, Philadelphia, PA	19114

(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (215) 676-6000

(Former Name or Former Address, if Changed Since Last Report)

Item 4.      Changes in Registrant’s Certifying Accountant

     Effective July 22, 2004, Deb Shops, Inc. (the “Company”) dismissed Ernst & Young LLP (“E&Y”) as the Company’s independent public accountants.

     The decision to change independent public accountants was not the result of any disagreement with E&Y with respect to any reporting or disclosure requirement applicable to the Company. E&Y’s reports on the Company’s financial statements for the two most recent fiscal years (i.e., the fiscal years ended January 31, 2004 and January 31, 2003) contained no adverse opinion or a disclaimer of opinions, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

     During the Company’s last two fiscal years and the subsequent interim period to the date hereof, there were no disagreements between the Company and E&Y on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of E&Y, would have caused it to make a reference to the subject matter of the disagreements in connection with its reports on the Company’s financial statements for such years. During such time period, none of the “reportable events” described in Item 304(a)(1)(v) of Regulation S-K occurred with respect to the Company.

     The Company has provided E&Y with a copy of the foregoing statements. Attached as Exhibit 16 is a copy of E&Y’s letter, dated July 22, 2004, stating its agreement with such statements.

     Effective July 22, 2004, the Company engaged BDO Seidman, LLP (“BDO”) as its independent public accountants. The decision to change the Company’s independent public accountants was approved by the Company’s Audit Committee of the Board of Directors.

     During the last two fiscal years and the subsequent interim period to the date hereof, the Company did not consult BDO with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or any other matters or reportable events as set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Item 7.      Financial Statements, Pro Forma Financial Information and Exhibits.

(c)	Exhibits.

	Exhibit 16	Letter from Ernst & Young LLP to the Securities and Exchange Commission dated July 22, 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEB SHOPS, INC.

Dated: July 22, 2004	By: Barry J. Susson Barry J. Susson Chief Financial Officer